Exhibit 5.1

(FORD LOGO)

Ford Motor Credit Company

Hurley D. Smith

Secretary & Corporate Counsel
(313) 594-9876

One American Road
P.O. Box 6044
Dearborn, Michigan 48121-6044
Legal Office

May 19, 2000

The Chase Manhattan Bank

  as Indenture Trustee
450 West 33rd Street
New York, New York 10001-2697

The Bank of New York (Delaware)

  as Lease Trustee
101 Barclay Street
New York, New York 10286

Ladies and Gentlemen:

       The undersigned, Secretary and Corporate Counsel of Ford Motor Credit Company (“Ford Credit”), has acted as counsel for Ford Credit, RCL Trust 2000-1 (the “Transferor”) and Ford Credit Auto Lease Trust 2000-1 (the “Trust”) in connection with registration statement No. 333-32122, as amended (the “Registration Statement”), filed on behalf of the Trust with the Securities and Exchange Commission under the Securities Act of 1933, as amended, respecting the issuance by the Trust of the Class A-1 Asset Backed Senior Notes, the Class A-2 Asset Backed Senior Notes, the Class A-3 Asset Backed Senior Notes, the Class A-4 Asset Backed Senior Notes and the Class A-5 Asset Backed Senior Notes (collectively, the “Senior Notes”) . The Senior Notes are to be issued pursuant to an Indenture (the “Indenture”) to be entered into between the Trust and The Chase Manhattan Bank, as Indenture Trustee (the “Indenture Trustee”). The Senior Notes will be sold to the underwriters who are parties to an underwriting agreement among the Transferor, Ford Credit and Merrill Lynch, Pierce, Fenner & Smith Incorporated, as representative of the Underwriters.

       In that connection, I have examined, or caused to be examined, originals, or copies certified or otherwise identified to my satisfaction, of such documents, corporate records and other instruments as I have deemed necessary or appropriate for the purposes of this opinion. Based upon the foregoing, I am of the opinion that the Senior Notes, when duly executed by the Trust and authenticated by the Indenture Trustee in accordance with the terms of the Indenture and issued and delivered against payment therefor, will be legally issued, fully paid and nonassessable and valid and binding obligations of the Trust, enforceable in accordance with their terms, which may be limited by bankruptcy, insolvency, reorganizations or other similar laws relating to or affecting the enforcement of creditors’ rights generally and by general equitable principles, regardless of whether such enforceability is considered in a preceding in equity or law.

       I hereby consent to the filing of this opinion as an exhibit to the Registration Statement and to the reference to me under the caption “Legal Matters” in the Prospectus included in the Registration Statement.

       I am a member of the Bar of the State of Michigan and do not hold myself as expert in laws of other states. However, I have made, or caused to be made, such investigation as I have deemed appropriate with respect to the laws of other states in connection with this opinion and nothing has come to my attention in the course of such investigation which would lead me to question the correctness of this opinion.

Very truly yours,

/s/ HURLEY D. SMITH

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